Exhibit 99.3
Consent of d’Angelin & Co. Ltd.

The Board of Directors
Fiat Chrysler Automobiles N.V.
25 St. James’s Street
London SW1A 1HA
United Kingdom

Ladies and Gentlemen:
We hereby consent to the inclusion in the Registration Statement on Form F-4 of Fiat Chrysler Automobiles N.V. (the “Registration Statement”), and in the Prospectus which is part of the Registration Statement, of our opinion dated December 18, 2019, appearing as Appendix C to such Registration Statement/Prospectus, and to the description of such opinion under the headings “Summary—Opinions of the Financial Advisors to the Board of Directors of FCA—d’Angelin & Co.” and “The Merger—Opinions of the Financial Advisors to the Board of Directors of FCA—d’Angelin & Co.” and to the references to our name contained in the Registration Statement/Prospectus.
In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules or regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

D’ANGELIN & CO. LTD.
By: /s/ Benoît d’Angelin

London, United Kingdom
24th July, 2020